

BANCROFT
HWY 62
MOIRA RIVER
LOT 31
LOT 30
LOT 29
LOT 28
LOT 27
LOT 29
LOT 28
WITHDRAWAL ORDER
W.13/88
C.N.R.
EO
652301
EO 652302
Bannockburn
LLOYD PATENT
BANNOCKBURN
MINE
RIVER
MADOC
HWY 62
CON V
EO 572463
EO
592199
MOIRA
N

LEGEND

- Mineral lease
- Area withdrawn under order W.13/88
- Railway right of way
- EO 652301 — Claim number

GOLD PICKMINES INC.

BANNOCKBURN GOLD PROPERTY
MADOC TOWNSHIP, HASTINGS COUNTY
SOUTHERN ONTARIO MINING DIVISION

CLAIM MAP

0 — 500 metres

SEPTEMBER 2002 FIGURE 2